                                                                    Exhibit 12.1
                              PANAMSAT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)


                                                                                            9 Months Ended
                                              Year Ended December 31,                        September 30,
                             ---------------------------------------------------------------------------------
                                1997        1998        1999       2000        2001        2001         2002
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income
  taxes and
  extraordinary item         $ 263,616   $ 220,546   $ 226,364   $ 228,358   $  54,166   $  48,541   $  85,292
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------

ADD: Fixed Charges:
     Capitalized
       Interest                 80,500      59,900      60,700      56,100      23,300      19,400      23,600
     Interest expense
       (including
       amortization of
       debt issuance
       costs)                   58,973     108,188     115,202     135,005     124,653      99,451     109,036
     Rentals (1/3) (a)             433         899       1,099       1,698       2,564       1,832       1,698
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total Fixed Charges
                             $ 139,906   $ 168,987   $ 177,001   $ 192,803   $ 150,517   $ 120,683   $ 134,334
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------

Income before income
  taxes and extraordinary
  item plus fixed charges    $ 403,522   $ 389,533   $ 403,365   $ 421,161   $ 204,683   $ 169,224   $ 219,626
ADD: Amortization of
  capitalized
  interest                      10,083      16,749      20,847      31,332      34,301      24,732      23,798
LESS: Capitalized
  interest                     (80,500)    (59,900)    (60,700)    (56,100)    (23,300)    (19,408)    (23,578)
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Earnings (As defined)        $ 333,105   $ 346,382   $ 363,512   $ 396,393   $ 215,684   $ 174,548   $ 219,846
                             =========   =========   =========   =========   =========   =========   =========

Total Fixed Charges          $ 139,906   $ 168,987   $ 177,001   $ 192,803   $ 150,517   $ 120,683   $ 134,334
                             =========   =========   =========   =========   =========   =========   =========

RATIO OF EARNINGS TO
  FIXED CHARGES                   2.38        2.05        2.05        2.06        1.43        1.45        1.64
                             =========   =========   =========   =========   =========   =========   =========


(a) We believe 33% is a reasonable approximation of an appropriate interest factor for operating leases.